Testing the Waters Materials Related to Series #DKCOUNTRY

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#DKCOUNTRY

'94 SNES DONKEY KONG COUNTRY

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DONKEY KONG
COUNTRY

CURRENT VALUE: $18,000

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DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1994 SNES DONKEY KONG COUNTRY

Investment Overview

•Upon completion of the Series #DKCOUNTRY Offering, Series #DKCOUNTRY will purchase a 1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+ as the Underlying Asset for Series #DKCOUNTRY (The “Series 1994 SNES Donkey Kong Country” or the “Underlying Asset” with respect to Series #DKCOUNTRY as applicable), the specifications of which are set forth below.

•The SNES was launched in August 1991 in North America following an earlier release in Japan.

•Donkey Kong Country is a SNES game released in 1994 featuring a side-scrolling platform game allowing users to navigate levels playing as Donkey Kong and Diddy Kong.

•The Underlying Asset is a 1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+.

Asset Description

Overview & Authentication

•Nintendo is a Japanese multinational consumer electronics and video game company founded in 1889. The company remains a high grossing developer, with $2.286 Billion in revenue in the fourth quarter of 2019.

•The Nintendo Entertainment System (NES) was a console released by Nintendo for U.S. Markets in 19852.

•The NES was launched in New York City in October 1985, Los Angeles in February 1986, and the rest of North America in September of 1986.  Nintendo sold 61.9 million NES units worldwide.

•The NES system was sold new in the United States until it was discontinued in 1995.

•Shigeru Miyamoto was hired by Nintendo after graduating from college with hopes of becoming a toy-designer. Instead, the young designer would be tasked with working on art for Nintendo’s new video games.

•Nintendo’s early video games (“Sheriff” and “Radar Scope”) were successful in Japan, but when the company tried to enter the U.S. market to compete with Taito and Namco, they were met with failure, only selling 1,000 units of “Radar Scope” and finding themselves left with unwanted expensive inventory.

•In order to avoid financial ruin, Miyamoto was placed in charge of a new project to save Nintendo’s video game department. Despite no game design experience (he simply gave direction to the design team to execute on his ideas), Miyamoto approached the design of this new game differently than his predecessors, placing characters with individual personalities and stories at the center of his vision.

•Miyamoto had first hoped to base a game on Popeye and “his perpetual battle with Bluto over his damsel in distress, Olive Oyl.” Instead, due to licensing issues, “the designer superimposed the classic love triangle over a King Kong theme.”

•The first “Donkey Kong” game was released in the U.S. on June 2, 1981, featuring “Jumpman” (later renamed “Mario” after Nintendo’s landlord) and his pet gorilla Donkey Kong, who had “turned on his owner, kidnapped his girlfriend and taken her hostage atop the towering steel beams of a construction site.”

•The first Donkey Kong game had four distinct screens, reminiscent of a Manga panel, and featured “a story, a sense of humor, funny music (which Miyamoto helped write), and an ingenious game logic,” according to the New Yorker.

•After a 1982 sequel titled “Donkey Kong Jr.,” Nintendo released Donkey Kong 3 as an arcade game 1983, the same year as “Mario Bros.” “Donkey Kong 3” did not feature Mario, who is replaced by Stanley the Bugman, a gardener armed with bug spray which he uses to defend his plants.

•In June 1986, Donkey Kong 3 was “ported” to the NES for U.S. audiences.

•Donkey Kong 3 was re-released for the Nintendo Switch in April 2019.

•The Super Famicom (SNES) was released in November 1990 in Japan.

•Donkey Kong Country was released on November 20th, 1990, for the Super Famicom in Japan.

•According to Rolling Stone: “When fans started queuing outside electronic stores throughout Japan on November 20th, they knew they were getting an entirely new platform, not some continuation or add-on; yet they were assured that the experiences they loved – Mario, Zelda, Metroid – would all be returning. In his seminal book, The Ultimate History of Videogames, Steve Kent writes about the chaos that hit when it was clear only 300,000 units would be available. ‘All of Tokyo was slowed down by the crowds,’ he wrote. ‘The pushing and shoving were so chaotic that the Japanese government later asked Nintendo and other video game companies to restrict future hardware releases to weekends.’ What these consumers were witnessing was the birth of the modern sequential console business, where each generation of hardware is related but discrete. This is where the future started.”

•In 2008, IGN named Donkey Kong Country 28th on their list of the “Top SNES Games.” IGN wrote: “Donkey Kong Country is the game that saved the Super Nintendo.”

•The PlayStation was released in December 1994. At the time, the SNES seemed like it was destined to be overrun by the technologically savvy PlayStation. Donkey Kong Country delivered “an amazing and eye-catching new graphical style that no one could imagine the Super was actually capable of such graphical feats.”

•Diddy Kong, a character featured in many subsequent Donkey Kong games (known as Donkey Kong’s nephew), first appeared in Donkey Kong Country.

•Donkey Kong Country sold 9.3 million copies, the third most SNES game of all time.

•The Underlying Asset has been authenticated by Wata Games and issued a grade of 9.4 A+ with certification number 574600-027.

Notable Features

•The Underlying Asset is a 1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+.

•The Underlying Asset is a First Production copy of 1994 SNES Donkey Kong Country.

•The Underlying Asset was made in Japan.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from Wata Games.

Details

Series 1994 SNES Donkey Kong Country
Game	Donkey Kong Country
System	SNES
Manufacturer	Nintendo
Production Year	1994
Box Variant	Made in Japan, K-A Rating, 3 Line Warranty Box, First-party V-Seam
Authentication	Wata Games
Box Grade	9.4
Seal Rating	A+
Certification No.	574600-027

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1994 SNES Donkey Kong Country going forward.

3101 East 52nd Ave, Ste C
Denver, CO 80216

Tel: (303) 390-1262
www.WataGames.com
© 2020 Wata, Inc. All Rights Reserved

11-Nov-21
WATA

CERTIFICATION DETAILS

Certification Number:
- **574600-027**

Date Graded:
- **02/08/20**

Game Title:
- **Donkey Kong Country**

Console:
- **Super NES**

Publisher:
- **Nintendo**

Date:
- **1994**

Region:
- **USA**

Grade:
- **9.4 A+**

Cart Variant:
- **N/A**

Grade Details:
- **Seal Type: First-party V-Seam**

Game Details:
- First game in the Donkey Kong Country series
- Third-best selling Nintendo Super NES game (9.3 Million copies)
- First appearance of Diddy Kong
- Developed by Rare

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#DKCOUNTRY | $18K

COMPARABLE ASSET VALUE

ASSET VALUE

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TRANSACTIONS

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An Incredible 3-D Adventure in The Kingdom of Kong!
Donkey Kong Country

#DKCOUNTRY | *Visuals*

Donkey Kong Country features the first appearance of his nephew, Diddy Kong.

LAUNCH GALLERY ›

#DKCOUNTRY | *Timeline*

Sep. 1889 — Nintendo Karuta is founded in Kyoto, Japan by Fusajiro Yamauchi as a playing card production company.

Jan. 1959 — Nintendo and Walt Disney enter into an agreement to print cards featuring Disney's animated characters.

Jan. 1977 — Shigeru Miyamoto is hired by Nintendo, fresh out of college with dreams of becoming a toy designer. Instead, the young designer would be tasked with working on art for Nintendo's new video games.

Jul. 1981 — Nintendo releases Miyamoto's "Donkey Kong" arcade game in Japan featuring the protagonist Jumpman, a carpenter who is attempting to save his girlfriend, Pauline, from the ape.